Exhibit 99

Contacts: George E. McHenry Russell G. Allen	(512) 777-3800 (512) 777-3800

Hanger Reports Second Quarter 2013 Results

Austin, Texas, July 31, 2013 /PRNewswire/ —

•                  Reports adjusted diluted EPS of $0.52

•                  Reports $0.40 diluted EPS

•                  Achieves same center sales growth of 3.9%

•                  Raises annual adjusted EPS guidance to range of $2.07-$2.13 to reflect the combined impact of debt refinancing and increased costs

Hanger, Inc. (NYSE:HGR) announced net sales of $273.7 million for the quarter ended June 30, 2013, an increase of $22.0 million, or 8.7%, from $251.7 million for the second quarter of 2012.   Diluted earnings per share were $0.40 for the second quarter of 2013 compared to $0.50 for the same period of 2012.  Adjusted diluted earnings per share, which excludes costs related to acquisitions, implementation of the Company’s new clinic management system (which the Company refers to as “Janus”), and debt issuance cost associated with the June 2013 refinancing of the Company’s bank credit facilities, increased 2% to $0.52 for the second quarter of 2013 from $0.51 for the second quarter of 2012.

“We are pleased with our overall sales performance in the quarter despite a difficult macro environment, but are not satisfied with our second quarter earnings.” commented Vinit K. Asar, President and Chief Executive Officer of Hanger. “Same center sales in our Patient Care segment continued to be strong, delivering 3.9% growth in the quarter.  However, higher costs in the quarter related to increased Recovery Audit Contractor (RAC) audits, sequestration and employee benefits had a negative impact on operating margin of approximately 100 basis points compared to Q2 last year.  During the second half of 2013 we will remain sharply focused on the key value drivers of our business - same center sales and O&P acquisitions - while we weather regulatory pressures and cost increases with an increasing focus on reducing material costs and driving other efficiency initiatives.”

The second quarter net sales increase of $22.0 million, or 8.7%, was the result of a $23.1 million, or 11.1%, increase in the Patient Care segment, partially offset by a $1.1 million, or 2.6%, decrease in the Products & Services segment. The $23.1 million increase in Patient Care segment sales was comprised of an $8.1 million, or 3.9%, increase in same center sales, with the remaining $15.0 million increase driven primarily by acquisitions closed in the prior year. The 2.6% decline in the Products & Services segment sales was a result of lower sales from the Company’s distribution business, SPS, partially offset by a mid-single-digit increase in sales from its rehabilitative solutions business, ACP. The decline in sales at the distribution business was principally the result of the impact on SPS’s customer base of the acquisitions of independent O&P companies made by the Patient Care segment in 2012, and a decline in demand for higher priced prosthetic devices (such as micro processor-controlled knees) from independent O&P practices due to pressure they are facing from RAC audits.

Income from operations for the quarter ended June 30, 2013 was $36.6 million, compared to $35.7 million in the prior year.  Adjusted income from operations for the second quarter, which excludes costs related to acquisitions and the implementation of Janus, was $37.0 million, compared to $36.1 million in the prior year.  Adjusted income from operations as a percentage of revenue was 13.5% for the second quarter of 2013, which is a 0.8% decrease compared to the same period in 2012.  The principal reasons for the decrease in operating margins were the impact of sequestration, increased employee benefit costs and the impact of RAC audits on our Patient Care segment.

Net sales for the six months ended June 30, 2013 increased $37.4 million, or 8.0%, to $507.3 million from $469.9 million in 2012.  The sales increase was driven by a $10.8 million, or 2.8%, increase in same-center sales in the Patient Care segment and a $28.8 million increase from acquired entities which were offset by a $2.4 million, or 2.8%, decrease in sales in the Products & Services segment.  Diluted earnings per share were $0.67 for the first six months of 2013 compared to $0.75 for the same period of 2012.  Adjusted diluted earnings per share, which excludes costs related to acquisitions, the implementation of Janus, and debt issuance cost associated with the June 2013 refinancing of the Company’s bank credit facilities, increased 5% to $0.80 for the first six months of 2013 compared to adjusted diluted earnings per share of $0.76 for the first six months of 2012.

The Company’s cash flow from operations decreased slightly to $26.7 million for the six months ended June 30, 2013 compared to a $27.0 million cash inflow for the same period in 2012.  In June 2013, the Company refinanced its bank credit facilities through a new 5-year credit agreement that increased its senior secured facilities to an aggregate principal amount of up to $425 million. The new credit agreement includes a $200 million revolving credit facility and a $225 million term loan facility. As of June 30, 2013, the Company had $150.4 million in total liquidity, including $5.8 million of cash and $144.6 million available under its revolving credit facility, net of approximately $55.0 million of borrowings and $0.4 million in letters of credit.  The Company’s leverage ratio, as defined in its credit facilities, remained steady at 2.8 times.

The Company expects 2013 revenues of between $1.06 and $1.08 billion, which includes 3% to 5% same center sales growth in its Patient Care segment, and flat sales in its Products & Services segment. The Company increased its guidance for adjusted diluted earnings per share to a range of $2.07 to $2.13 for 2013, excluding costs related to the implementation of Janus of approximately $0.03, acquisition costs and debt issuance cost associated with the June 2013 refinancing of the Company’s bank credit facilities.  This increased earnings guidance reflects lower interest expense related to the refinancing of the Company’s bank credit facilities in June, partially offset by lower adjusted operating margin expansion for the year, which the Company believes will be in the range of 20 to 40 basis points. The Company anticipates generating cash flow from operations of between $80 million and $100 million in 2013 and investing a total of $40 million to $50 million in capital additions.  The Company will continue its acquisition program with a goal of closing acquisitions that total approximately $20 million in annualized revenues in 2013.

A conference call to discuss these results is scheduled to begin at 9:00 a.m. Eastern, on Thursday, August 1, 2013. Those wishing to participate should call 1-877-662-6095. In addition, a replay will be available until midnight on Friday, August 9, 2013 by dialing 1-855-859-2056 and referencing Conference ID # 14811277.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 730 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products, the impact of reviews, audits and investigations conducted from time to time by governmental agencies, and the other factors identified in Item 1A, “Risk Factors” in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger, Inc.

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2013	2012	2013	2012
Income Statement:
Net sales	$273,735	$251,754	$507,270	$469,845
Material costs	79,446	72,899	147,184	139,597
Personnel costs	93,176	83,435	183,129	164,588
Other operating expenses	54,780	50,966	98,550	91,110
Acquisition expenses	179	290	252	365
Depreciation and amortization	9,510	8,438	18,795	16,723
Income from operations	36,644	35,726	59,360	57,462
Interest expense	7,708	7,684	15,485	15,461
Extinguishment of debt	6,645	—	6,645	—
Income before taxes	22,291	28,042	37,230	42,001
Provision for income taxes	8,212	10,656	13,661	15,980
Net income	$14,079	$17,386	$23,569	$26,021

Basic Per Common Share Data:
Net income	$0.40	$0.51	$0.68	$0.76
Shares used to compute basic per share amounts	34,849,659	34,268,941	34,724,077	34,110,820

Diluted Per Common Share Data:
Net income	$0.40	$0.50	$0.67	$0.75
Shares used to compute diluted per share amounts	35,307,697	34,720,489	35,225,871	34,637,769

Reconciliation of GAAP financial measures to Non-GAAP financial measures:

Income from operations	$36,644	$35,726	$59,360	$57,462
Acquisition expenses	179	290	252	365
Janus expenses	202	37	587	37
Adjusted Income from operations	$37,025	$36,053	$60,199	$57,864

Net income	$14,079	$17,386	$23,569	$26,021
Acquisition expenses	179	290	252	365
Janus expenses	202	37	587	37
Extinguishment of debt	6,645	—	6,645	—
Tax effect of adjustments	(2,586)	(124)	(2,747)	(152)
Adjusted net income	$18,519	$17,589	$28,306	$26,271

Adjusted net income per diluted share	$0.52	$0.51	$0.80	$0.76

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2013	2012	2013	2012
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Material costs	29.0%	29.0%	29.0%	29.7%
Personnel costs	34.0%	33.1%	36.1%	35.0%
Other operating expenses	20.0%	20.2%	19.4%	19.4%
Acquisition expenses	0.1%	0.1%	0.1%	0.1%
Depreciation and amortization	3.5%	3.4%	3.7%	3.6%
Income from operations	13.4%	14.2%	11.7%	12.2%
Interest expense	2.8%	3.1%	3.1%	3.3%
Extinguishment of debt	2.4%	0.0%	1.3%	0.0%
Income before taxes	8.2%	11.1%	7.3%	8.9%
Provision for income taxes	3.1%	4.2%	2.7%	3.4%
Net income	5.1%	6.9%	4.6%	5.5%

Adjusted income from operations	13.5%	14.3%	11.9%	12.3%
Adjusted net income	6.8%	7.0%	5.6%	5.6%

Hanger, Inc.

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Cash Flow Data:
Cash flow provided by operations	$24,526	$25,709	$26,719	$27,001
Capital expenditures	$12,647	$10,654	$18,045	$15,970
Increase/(decrease) in cash and cash equivalents	$(9,267)	$9,365	$(13,445)	$(1,283)

	June 30, 2013	December 31, 2012
Balance Sheet Data:
Cash and cash equivalents	$5,766	$19,211
Days Sales Outstanding (DSO’s) *	59	58
Working Capital	$266,540	$251,465
Total Debt	$504,474	$520,646
Shareholders’ Equity	$533,048	$503,094

*Excludes acquired accounts receivable balances

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue Mix:
Patient Care	84.4%	82.6%	83.6%	81.9%
Products and Services	15.6%	17.4%	16.4%	18.1%

Patient Care Payor Mix:
Commercial and other	59.0%	58.6%	59.4%	58.7%
Medicare	29.1%	29.5%	28.8%	29.4%
Medicaid	5.7%	5.9%	5.6%	5.9%
VA	6.2%	6.0%	6.2%	6.0%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.